Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter, the "Agreement") offered to Robert Maruster (the "Employee") by JetBlue Airways Corporation (the "Company") is dated as of the date of Employee's signature hereto.

WHEREAS, the Employee understands that this Agreement is being executed in conjunction with the benefits offered hereunder, and timely acceptance, without modification, and without revocation, is required as a pre-condition to receipt of such benefits;

NOW THEREFORE, in consideration of the payments and other benefits provided and as described in general terms below, and intending to be legally bound thereby, the Company and the Employee covenant and agree as follows:

1.Termination. The Employee acknowledges that Employee's employment with the Company will terminate effective June 1, 2014 (the “Termination Date”).

2.Consideration and Benefits. In consideration for the Employee’s obligations hereunder, and subject where applicable to the Company's Executive Compensation Recoupment policy (which shall remain in full force and effect), the Company shall provide the following consideration and benefits:

a.Months of Base Pay. The Company shall pay the Employee twenty-four (24) months of Employee's base pay as of the Termination Date, at a rate of $38,667.00 per month, equaling $928,000.00, subject to withholdings, as salary continuation in accordance with Section 3 hereof;

b.Pro-Rated Average Annual Bonus. The Company shall pay the Employee an additional bonus payment in the amount of $90,313.00 subject to withholdings, in accordance with Section 4 hereof;

c.Outstanding Equity Awards. Upon the Effective Date of this Agreement as defined in Paragraph 17 below, the Employee shall hold the following outstanding equity awards under the JetBlue 2002 Stock Incentive Plan or the JetBlue 2011 Incentive Compensation Plan: Stock Options representing 72,000 shares of Common Stock; and, Restricted Stock Units representing 80,309 shares of common stock, of which 17,626 Restricted Stock Units are subject to continued vesting and 62,683 Restricted Stock Units are subject to accelerated vesting. The terms and conditions of the applicable plan and award agreements shall continue to control the exercise, vesting, termination and forfeiture (as applicable) of such awards except as provided below:

i.
Stock Options. If the Employee holds any outstanding stock option awards under the JetBlue 2002 Stock Incentive Plan, the Employee shall have 90 days from the Termination Date to exercise the options; the options expire thereafter.

ii.
Restricted Stock Units Granted Prior to February 2014. If the Employee holds any outstanding Restricted Stock Unit awards under the JetBlue 2002 Stock Incentive Plan or the JetBlue 2011 Incentive Compensation Plan granted prior to February 2014, any such Restricted Stock Units that are scheduled to vest within the 11 calendar months following the calendar month of the Employee's Termination Date shall be accelerated and settled in shares of JetBlue common stock no later than the last business day of the month following the month in which the Effective Date as defined in Paragraph

17 occurs. All other such pre-2014 Restricted Stock Units shall be forfeited and cancelled.

iii.
Restricted Stock Units Granted in or After February 2014. If Employee holds any outstanding Restricted Stock Unit awards under the JetBlue 2011 Incentive Compensation Plan (or any successor equity plan) granted in or after February 2014, such Restricted Stock Units that are scheduled to vest within the 11 calendar months following the calendar month of the Employee's Termination Date shall continue to vest and be settled in shares of JetBlue common stock as if the Employee was still employed by the Company; all other such Restricted Stock Units shall be forfeited and cancelled.

iv.	Performance Share Units. Any performance share units shall be forfeited and cancelled as of the Termination Date.

d.Medical/Dental Benefits. If the Employee was a participant in the group medical and dental benefits sponsored by the Company on the day before the Termination Date, the Company will provide continued medical and dental benefits in accordance with the terms and conditions of the governing medical and dental benefit plan documents (which includes Employee being responsible for employee-allocated portion of the cost of medical and dental benefits) for a period of twelve (12) months following the Effective Date as defined in Paragraph 17 below;

e.Unemployment Benefits. The company acknowledges that it has no basis to contest the employee’s application for unemployment.

f.Travel Privileges. The Employee will receive unlimited positive space post-employment Pass Travel privileges for the Employee and Employee's eligible dependents on JetBlue flights in accordance with Company travel policy as may be in effect from time to time for the pendency of Employee's lifetime following the Effective Date as defined in Paragraph 17 below; and,

g.Career Transition Consulting Services. The Company will pay for career counseling and career transition consulting services for the Employee, from a firm selected by the Company and in accordance with Company policy, for a period of twelve (12) consecutive months following the Effective Date as defined in Paragraph 17 below. Employee must commence use of any such services within one (1) calendar year from the Effective Date of the Agreement as defined in Paragraph 17 below. Employee must contact Robert Bilak, Director Crew Relations, in order to initiate any such career counseling and transitional consulting services. The Company will not pay Employee cash in lieu of such services.

3.Payment of Salary Continuation. The payment described in Section 2(a) hereof shall be paid to Employee as a lump sum paid no later than the last business day of the calendar month following the calendar month in which the Effective Date, as defined in Paragraph 17 below, occurs.

4.Payment of the Pro-Rated Average Annual Bonus. The amount described in Section 2(b) hereof shall be paid no later than the last business day of the calendar month following the calendar month in which the Effective Date, as defined in Paragraph 17 below, occurs.

5.Rehire. In the event the Employee is rehired, in any capacity, by the Company or any Company affiliate during the period Employee is receiving pay and/or benefits under this Agreement, Employee agrees and consents (by Employee’s acceptance of pay and/or benefits hereunder) that: (a) all then-outstanding pay and/or benefits due Employee under this Agreement shall terminate on the date of Employee’s rehire with the Company; (b) Employee waives and will have no further right to any then-outstanding pay and/or benefits under the Agreement as of the date of Employee’s rehire with the Company; and (c) Employee fully releases the Company from any and all liability in connection with any pay and/or benefits cancelled, forfeited or otherwise terminated as a result of Employee’s rehire with the Company.

6.Employee Affirmations. Except for the consideration and benefits provided for above (which the Employee acknowledges that Employee is only eligible to receive if Employee signs, returns, and does not revoke this Agreement), the Employee hereby affirms that the Employee is not entitled to any other consideration or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, leave, severance pay, or any other payments or benefits whatsoever under any other Company plan or program. The Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases for which a claim for workers' compensation benefits could be made or an award of benefits could be issued and has not been denied any leave requested, whether paid or unpaid, under the Family and Medical Leave Act, or any other law. The Employee furthermore affirms that Employee, as of the date of Employee's execution of this Agreement, has neither filed nor caused to be filed any claim against the Company in any forum. The Employee finally affirms that the Employee has not made any reports or filed any complaints that the Company engaged in any type of corporate fraud, wrongdoing or other unlawful policy or practice and Employee is not aware of nor has Employee observed any such fraud, wrongdoing or other unlawful policy or practice.

7.Contemporaneous Program Disclosures Pursuant to 29 U.S.C. §626(f)(1)(H). Employee acknowledges and affirms that, contemporaneous with Employee's receipt of this Agreement in "Final" form, Employee has received Program Disclosures reflecting the factors considered, the positions considered, and the titles being eliminated as part of the Company's reorganization.

8.Release.

In consideration of the obligations of the Company herein, specifically the payments and benefits described in Paragraph 2 of this Agreement, of which the Employee acknowledges that the Employee is not otherwise entitled, the Employee (on behalf of Employee and Employee's heirs, administrators, executors, administrators and assigns) hereby fully and forever unconditionally releases and discharges the Company and all of its past or present subsidiaries, affiliates, predecessors, successors and assigns, and, with respect to each and all of the foregoing entities (including the Company), all of their respective present and former officers, directors, employees, insurers, agents (hereinafter referred to collectively as the "Releasees"), individually and in their official capacities, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever which the Employee, the Employee’s heirs, executors, administrators and assigns has against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the Effective Date of this Agreement, whether known or unknown, suspected or claimed, specifically mentioned herein or not, including, but without limitation to, any or all matters relating to the Employee’s employment by the Company and the separation thereof, the Employee’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, all as amended, all New York state labor and employment laws, including, but not limited to, New York Executive Law§ 296 et al. and New York Labor Law Section 201 D; all New York City labor and employment laws, including, but not limited to, the New York City Administrative Code § 8-107 et al.; and any other international, federal, state or local law. Nothing in this paragraph shall be construed as a release or waiver of any claim or right that may arise after the execution of this Agreement. Nothing stated herein bars Employee from participating in any proceeding by or before the Equal Employment Opportunity Commission or other governmental agency to the extent permitted by law, but Employee cannot recover any relief or other remedy from that or any other proceeding related to any cause or matter settled or waived pursuant to this Agreement.

9.Non-Compete. The Employee agrees that for a period of six (6) months following the Effective Date as defined in Paragraph 17, Employee will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, agent, principal, trustee, corporate officer, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice to or with respect to, or otherwise have any connection with any business which is competitive within the United States with the domestic products or services of the Company.

10.Company Property. The Employee shall return, on or prior to the Termination Date, all Company property in the Employee’s possession, including, but not limited to, credit cards, security key cards, telephone cards, blackberry, smartphone, computer software, electronic equipment, Company identification cards, laptop computers, Company records and copies of records, correspondence and copies of correspondence, and other books and manuals issued by the Company. Notwithstanding the foregoing, benefits payable under the Agreement are not conditioned upon the return of such Company property. After giving effect to such return, the Employee represents and warrants that the Employee has no Company records or copies of records or correspondence or copies of correspondence. The Employee also warrants that the Employee has no debts to the Company and that the Company is not indebted to the Employee.

11.Protection of Confidential Information. The Employee hereby acknowledges that Employee remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company. Nothing stated herein bars Employee from participating in any proceeding by or before the Equal Employment Opportunity Commission or other governmental agency to the extent permitted by law, but Employee cannot recover any relief or other remedy from that or any other proceeding related to any cause or matter settled or waived pursuant to this Agreement.

12.Confidentiality of the Agreement. The Employee agrees that the terms and conditions of this Agreement are confidential and that the Employee will not disclose the existence of this Agreement or any of its terms to any third party, other than to the Employee’s attorney, accountant, immediate family, or as required by law or may be necessary to enforce this Agreement. In addition, nothing herein shall preclude the Company from making any government filings or disclosures, including any publicly-available filings or disclosures, as required by law.

13.Non-Disparagement. The Employee agrees that the Employee will not publish or communicate to any person or entity Disparaging (as defined herein) remarks, comments or statements concerning the Releasees. “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business. Nothing stated herein bars Employee from participating in any proceeding by or before the Equal Employment Opportunity Commission or other governmental agency to the extent permitted by law, but Employee cannot recover any relief or other remedy from that or any other proceeding related to any cause or matter settled or waived pursuant to this Agreement.

14.Non-Assignment of Rights. Employee warrants that the Employee has not assigned or transferred any right or claim described in the general release given in Paragraph 8 above.

15.Consideration Period. Employee acknowledges that Employee can take up to forty-five (45) calendar days from the date of Employee's receipt of this Agreement in "final" form to review and to consider whether or not Employee will accept this Agreement (the “Consideration Period”). To the extent that Employee has elected to enter into this Agreement prior to the end of the Consideration Period, Employee has done so voluntarily and has knowingly waived any remainder of the Consideration Period.

16.Acknowledgements. Employee acknowledges that Employee: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it fully for up to forty-five (45) days; (c) has been, and is hereby, advised by the Company in writing to consult with an attorney of Employee's own choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an independent attorney of Employee's own choosing or has had a reasonable opportunity to do so; (e) has had answered to Employee's satisfaction any questions Employee has asked with regard to the meaning and significance of any of the terms or provisions of this Agreement; and (f) is signing this Agreement voluntarily and of Employee's own free will and agrees to all the terms and conditions contained herein.

17.Revocation Period and Effective Date. Employee may accept this Agreement by signing it and returning it (by overnight or hand delivery) to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 (attn: Michael Elliott, Vice President People, JetBlue Airways Corporation). Employee may revoke this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”) by delivering to the Company at the above address, a notarized written notice of Employee's desire to revoke the Agreement that is received by no later than 5:00 PM Eastern Time on the last day comprising the Revocation Period. This Agreement shall become effective and irrevocable automatically upon the expiration of the Revocation Period, if Employee does not revoke it in the aforesaid manner (the “Effective Date”). In the event that Employee does not accept this Agreement as set forth above, or Employee revokes it during the Revocation Period, the terms of this Agreement shall immediately become null and void and Employee will not be eligible for the payments described herein. If the last day of the Revocation Period falls on a Saturday, Sunday or legal holiday, the last day of the Revocation Period will be deemed to be the next business day.

18.A Duty To Cooperate. In the event that any non-party to this Agreement, including, but not limited to, any current or former crewmember of, or applicant/candidate for employment with, the Company or any governmental agency, issues a subpoena to, or requests information or documents from Employee relating to Employee's employment at the Company, the Employee agrees that, within five (5) days of receiving any such subpoena or request, Employee will notify James G. Hnat, General Counsel & Executive Vice President, Corporate Affairs, 27-01 Queens Plaza North, Long Island City, New York 11101, of such subpoena or Request. The Employee further agrees to provide full and reasonable cooperation with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved during Employee's employment with the Company or of which Employee has knowledge, including meeting with the Company and its counsel and/or providing testimony after being provided with reasonable notice. The Company shall work with the Employee on reasonably scheduling any meetings and/or appearances. Following the Employee’s Termination Date, the Company will reimburse the Employee for all reasonable business expenses incurred by Employee in connection with such cooperation or in assisting the Company under this provision for non-testimonial activities, including investigations, trial preparation and document reviews.

19.Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of New York, to the extent not preempted by ERISA.

20.Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and the Employee regarding the terms and conditions of Employee's separation from the Company,

and supersedes any and all understandings and agreements made prior hereto, if any, regarding the terms and conditions of Employee's separation from the Company.

21.Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

22.Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executed by facsimile signature.

23.No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Employee other than to comply with the terms of this Agreement.

24.Tax Liability. It is understood and agreed that this Agreement is intended to comply with or be exempt from Code Section 409A of the Internal Revenue Code, and that this Agreement shall be interpreted and construed accordingly. Employee acknowledges that Employee bears the responsibility to pay all taxes on the payments described in Paragraph 2 above.

ACCEPTED AND AGREED:

Employee Date: May 30, 2014	JETBLUE AIRWAYS CORPORATION Date: 6/3/14
/s/_________________________	/s/_____________________________
Robert Maruster	Michael Elliott Sr Vice President, People